Samaritan Receives $8.6 Million Upfront Payment Under Commercialization Agreement for HIV Drug

LAS VEGAS, Oct. 16, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV — News), a developer of innovative drugs announced today that, under a March 9, 2007 agreement with Pharmaplaz, Ltd., a private Irish healthcare company, where Samaritan receives $10 million non-refundable upfront money in two payments to develop and commercialize HIV entry inhibitor drug SP-01A, they have received the second upfront payment of $8.6M.

Under the terms of the agreement, Samaritan received $1.4M of the $10 million upfront payment upon the signing of the agreement. Pharmaplaz takes financial responsibility for the future development of SP-01A and upon successful commercialization; Samaritan and Pharmaplaz will share 50-50 in SP-01A’s revenue royalty stream.

Dr. Janet Greeson, CEO of Samaritan stated, “We are exceptionally pleased. This $8.6 million allows us to push three potential blockbuster drugs forward. We plan to push forward with our promising Phase I Alzheimer’s drug, Caprospinol, our “oral” hepatitis C drug SP-30 and our fast acting plaque removing cholesterol drug, SP-1000.”

About SP-01A:
SP-01A is an oral HIV entry inhibitor drug. Clinical studies to date suggest that SP-01A prevents HIV from entering cells by inhibiting HIV-1 viral replication through a novel mechanism that is unique to any antiviral drug. SP-01A reduces intracellular cholesterol and corticosteroid biosynthesis, which causes the inability of lipid rafts in the cellular membrane to organize, ultimately preventing fusion of an HIV receptor and both the CCR5 and CXCR4 cellular receptors.

About Pharmaplaz

Pharmaplaz is a fully integrated pharmaceutical company located in Athlone, Ireland. Pharmaplaz develops patented pharmaceutical technologies and products, and has expertise in initial research, process development, clinical trials, regulatory submissions and product manufacturing. Pharmaplaz, in addition, offers facilities for the development of products and processes in life sciences, and can also provide additional support with government grant aid and regulatory affairs.

Pharmaplaz Web site: http://www.pharmaplaz.com.

Samaritan Pharmaceuticals:

``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell eleven revenue-generating products in Greece and various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com

Kristi Eads, Business Development

(702) 735-7001

KristiEads@SamaritanPharma.com